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FOR IMMEDIATE RELEASE	Dennard-Lascar Associates
Rick Black / Ken Dennard
Investor Relations
713-529-6600

Luby’s Reports Fiscal Year 2016 and Fourth Quarter Results
Positive Same-Store Sales at all Brands in 2016
Company Announces New Five Year Credit Agreement

HOUSTON, TX - November 8, 2016 - Luby’s, Inc. (NYSE: LUB) (“Luby’s”) today announced unaudited financial results for its thirteen-week fourth quarter fiscal 2016, which ended on August 31, 2016. Comparisons in this press release for the fourth quarter fiscal 2016 are referred to as "fourth quarter". Comparisons to the fourth quarter fiscal 2015 are to the sixteen-week period that ended August 26, 2015. In fiscal 2016, the company changed the number of reporting weeks included in its fiscal quarters in part to minimize the Thanksgiving calendar shift by extending the first fiscal quarter until after Thanksgiving, and to better align its reporting period with other restaurant companies. The company now reports 16 weeks in its first fiscal quarter, and the remaining three quarters typically include 12 weeks. The fourth fiscal quarter will be 13 weeks in certain fiscal years to adjust for our standard 52-week, or 364-day, fiscal year compared to the 365-day calendar year. Fiscal 2016 is such a year where the fourth quarter has 13 weeks, resulting in a 53-week fiscal year. Comparability between quarters may be affected by varying lengths of the quarters, as well as, the seasonality associated with the restaurant business.

Fiscal Year 2016 Highlights:

•
Total sales were $402.6 million, including $378.1 million in restaurant sales for the 53-week fiscal year. On a comparable 52-week basis, total sales increased approximately $1.0 million and restaurant sales increased $0.8 million.

•	Same-store sales increased 0.7%, led by a 1.1% same-store sales increase at the Luby's Cafeterias; Fuddruckers sales were level with the prior fiscal year.

•	Store level profit was $55.4 million, or 14.7% of restaurant sales (for 53 weeks of fiscal 2016), a $3.6 million increase from $51.8 million or 14.0% of restaurant sales (for 52 weeks of fiscal 2015).

•	Loss from continuing operations was $10.3 million in fiscal 2016 compared to a loss of $1.6 million in fiscal 2015.

•	Adjusted EBITDA grew to $21.0 million in fiscal 2016 compared to $18.2 million in fiscal 2015.

•	Three Fuddruckers Restaurants opened during fiscal 2016: two locations converted from the Cheeseburger in Paradise brand and one newly constructed restaurant in a new retail space.

Chris Pappas, President and CEO, commented, “We ended the year with positive same-store sales at each of our brands, Luby’s Cafeterias, Fuddruckers, and Cheeseburger in Paradise despite what remains a challenging economic environment in our industry for sales growth. Revenues grew year over year and our store level profit margins increased contributing to Adjusted EBITDA growth of over 15%. We realized improvement in our expense management efforts with reduction in corporate headcount, travel expenses, and store repairs and maintenance costs. We also benefited from lower opening costs as we pared back our store openings in 2016, and benefited from lower food commodity costs and utility costs. In addition, we continued to reduce capital expenditures on an annualized basis, spending $18.3 million in fiscal 2016 compared to $20.4 million last year.

Our GAAP earnings in 2016 were adversely impacted by non-recurring and non-cash impairment charges and tax accounting charges. Excluding these non-recurring charges, we realized income from continuing operations of $0.01 per share in the fourth quarter and narrowed our loss from continuing operations by $0.02 per share in fiscal year 2016. In 2017 we will continue to focus on growing sales and improving profitability.”

Same-Store Sales Year-Over-Year Comparison

	Quarter Ended				Four Quarters Ended
	December 16, 2015	March 9, 2016	June 1, 2016	August 31, 2016	August 31, 2016
	Q1 2016(3)	Q2 2016(3)	Q3 2016(3)	Q4 2016(3)	Full Year 2016(3)
	(16 weeks vs 16 weeks)	(12 weeks vs 12 weeks)	(12 weeks vs 12 weeks)	(12 weeks vs 12 weeks)	(52 weeks vs 52 weeks)
Luby's Cafeterias	1.2%	3.1%	(0.2)%	0.0%	1.1%
Fuddruckers Restaurants	1.3%	0.0%	(1.0)%	(0.8)%	0.0%
Cheeseburger in Paradise	5.5%	4.2%	(0.7)%	(3.7)%	0.8%
Combo locations (1)	(1.3)%	0.1%	(3.3)%	(0.3)%	(1.4)%
Total same-store sales (2)	1.4%	2.2%	(0.6)%	(0.5)%	0.7%

(1)	Combo locations consist of a side-by-side Luby’s Cafeteria and Fuddruckers Restaurant at one property location.

(2)
Luby’s includes a restaurant’s sales results into the same-store sales calculation in the quarter after that store has been open for six complete consecutive quarters. In the fourth quarter, there were 86 Luby’s Cafeterias, 61 Fuddruckers Restaurants, 5 Combo locations, and 8 Cheeseburger in Paradise locations that met the definition of same-stores.

(3)
Q1 2016, Q2 2016, Q3 2016, Q4 2016 and YTDQ4 2016 same-store sales reflect the year-over-year change in restaurant sales for the locations included in the same-store grouping for each of the comparable periods.

Fourth Quarter Highlights:

•
Luby’s Cafeterias same-store sales were unchanged in the fourth quarter from the prior year. A 3.6% increase in guest traffic was offset by similar decrease in average spend per guest as promotional activity and discounting were greater than the same period in the prior fiscal year.

•
Fuddruckers Restaurants same-store sales decreased 0.8% in the fourth quarter. The 0.8% decrease was the result of a 2.5% decrease in guest traffic offset by a 1.7% increase in average spend per guest.

•	Cheeseburger in Paradise same-store sales (representing all eight Cheeseburger in Paradise locations) decreased 3.7% in the fourth quarter.

•	Combo location same-store sales (representing five Combo locations) declined 0.3% in the fourth quarter.

Fourth Quarter Total Restaurant Sales:
($ thousands)

	Quarter Ended		Quarter Ended
Restaurant Brand	August 31, 2016	% of Total	August 26, 2015	% of Total
	(13 weeks)	(13 weeks)	(16 weeks)	(16 weeks)
Luby’s Cafeterias	$54,252	59.1%	$67,872	58.8%
Fuddruckers Restaurants	26,219	28.6%	32,815	28.5%
Combo locations	5,512	6.0%	7,385	6.4%
Cheeseburger in Paradise	5,792	6.3%	7,289	6.3%
Total Restaurant Sales	$91,775	100.0%	$115,361	100.0%

•
Restaurant sales in the fourth quarter decreased to $91.8 million versus $115.4 million in the fourth quarter fiscal 2015. The decrease was due to three fewer operating weeks in the fourth quarter fiscal 2016 compared to the fourth quarter fiscal 2015, and to a lesser extent, the impact of closed restaurants. One Luby's Cafeteria and two Fuddruckers Restaurants closed during the fourth quarter.

•
Store level profit, defined as restaurant sales plus vending revenue less cost of food, payroll and related costs, other operating expenses, and occupancy costs, was $12.9 million, or 14.0% of restaurant sales, in the fourth quarter compared to $16.4 million, or 14.2% of restaurant sales, during the fourth quarter fiscal 2015. Higher payroll and related costs partially offset by lower cost of food and lower other operating expenses led to this decrease in profitability. Higher payroll and related costs were impacted by changes in workers' compensation liability estimates in both fourth quarter fiscal 2016 and fiscal 2015; these changes in estimates amounted to an approximate increase of 0.3% of restaurant sales. Other operating expense decreases included a reduction in repairs and maintenance expense of approximately 0.9% of restaurant sales. Store level profit is a non-GAAP measure, and reconciliation to income from continuing operations is presented after the financial statements.

•
Culinary Contract Services revenues decreased to $4.0 million with 24 operating locations at the end of the fourth quarter compared to $4.4 million with 23 operating locations at the end of fourth quarter fiscal 2015; the decrease was due in part to three fewer operating weeks. Culinary profit was 12.3% of Culinary Contract Services sales in the fourth quarter and 9.8% in the fourth quarter fiscal 2015.

•
Franchise revenue decreased to $1.8 million during the fourth quarter compared to $2.2 million during the fourth quarter fiscal 2015; the decrease was due in part to three fewer operating weeks. In the fourth quarter, a franchisee opened one international location in Colombia. We ended the year with a franchise network of 113 domestic and international locations, compared to 106 total locations at the end of fiscal 2015.

•
Income (loss) from continuing operations was a loss of $7.8 million, or a loss of $0.27 per diluted share, in the fourth quarter compared to income of $0.1 million or $0.00 per diluted share, in the fourth quarter fiscal 2015. Excluding special items, income from continuing operations was $0.3 million, or $0.01 per diluted share, in the fourth quarter compared to a loss of $1.0 million, or $0.03 per diluted share, in the fourth quarter fiscal 2015.

Reconciliation of income (loss) from continuing operations to income (loss) from continuing operations, before special items (1,2):

	Q4 FY2016		Q4 FY2015
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income (loss) from continuing operations	$(7,789)	$(0.27)	$65	$0.00
Provision for asset impairments and restaurant closings, net	814	0.03	276	0.01
Net loss (gain) on disposition of property and equipment	73	0.00	(1,517)	(0.05)
Losses from stores subsequently closed	289	0.01	194	0.01
Deferred tax asset valuation allowance	6,905	0.24	—	$—
Income (loss) from continuing operations, before special items	$292	$0.01	$(982)	$(0.03)

•
Income from continuing operations was a loss of $10.3 million, or a loss of $0.35 per diluted share in fiscal 2016, compared to a loss of $1.6 million or $0.06 per diluted share, in fiscal 2015. Excluding special items, loss from continuing operations was $1.6 million, or $0.06 per diluted share, in fiscal 2016, compared to a loss of $2.2 million, or $0.08 per diluted share, in the fiscal 2015.

	FY2016		FY2015
	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Loss from continuing operations	$(10,256)	$(0.35)	$(1,616)	$(0.06)
Provision for asset impairments and restaurant closings, net	952	0.03	420	0.01
Net loss (gain) on disposition of property and equipment	(451)	(0.02)	(2,636)	(0.09)
Losses from stores subsequently closed	1,216	0.04	1,587	0.06
Deferred tax asset valuation allowance	6,905	0.24	—	$—
Loss from continuing operations, before special items	$(1,634)	$(0.06)	$(2,245)	$(0.08)

(1)
We use income (loss) from continuing operations, before special items, in analyzing results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. Luby’s has reconciled loss from continuing operations, before special items, to loss from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax.

Balance Sheet and Capital Expenditures

We ended the fourth quarter with a debt balance outstanding of $37.0 million, down from $37.5 million at the end of fiscal 2015. During the fourth quarter, our capital expenditures were $3.9 million, compared to $3.9 million in the fourth quarter fiscal 2015 and $18.3 million compared to $20.4 million for fiscal 2016 and 2015, respectively. At the end of the fourth quarter, we had $1.3 million in cash and $165.8 million in total shareholders’ equity.

New Five Year Credit Agreement

Today, we entered into a new senior secured credit agreement with a five year term for a total loan commitment of $65.0 million. Of the total $65.0 million commitment, $35.0 million is permanent variable-rate debt that amortizes 7.0% per year for the five year term. We will hedge interest rate risk on at least 50% of the $35.0 million term debt within 60 days as required by the credit agreement. The remaining $30.0 million is a revolving credit facility.

Restaurant Counts:

	August 26, 2015	Fiscal 2016 YTD Openings	Fiscal 2016 YTD Closings	August 31, 2016
Luby’s Cafeterias(1)	93	—	(2)	91
Fuddruckers Restaurants(1)	75	3	(3)	75
Cheeseburger in Paradise	8	—	—	8
Other restaurants(2)	1	—	—	1
Total	177	3	(5)	175

(1)	Includes 6 restaurants that are part of Combo locations

(2)	Other restaurants include one Bob Luby’s Seafood Grill
Conference Call

Luby’s will host a conference call on November 9, 2016 at 10:00 a.m. Central Time to discuss further its fourth quarter fiscal 2016 results. To access the call live, dial (412) 902-0030 and use the access code 13647455# at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubysinc.com. For those who cannot listen to the live call, a telephonic replay will be available through November 16, 2016 and may be accessed by calling (201) 612-7415 and using the access code 13647455#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby’s

Luby’s, Inc. (NYSE: LUB) operates 174 restaurants nationally: 91 Luby’s Cafeterias, 74 Fuddruckers, 8 Cheeseburger in Paradise and one Bob Luby’s Seafood Grill. The Company is the franchisor for 111 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Italy, the Dominican Republic, Panama, Chile, and Colombia. Additionally, a licensee operates 35 restaurants with the exclusive right to use the Fuddruckers proprietary marks, trade dress, and system in certain countries in the Middle East. The Company does not receive revenue or royalties from these Middle East restaurants. Luby's Culinary Contract Services provides food service management to 23 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Outlook” and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

Luby’s cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby’s. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby’s actual results to differ materially from the expectations Luby’s describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby’s, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share data)

	Quarter Ended		Year Ended
	August 31, 2016	August 26, 2015	August 31, 2016	August 26, 2015
	(13 weeks)	(16 weeks)	(53 weeks)	(52 weeks)
SALES:
Restaurant sales	$91,775	$115,361	$378,111	$370,192
Culinary contract services	3,969	4,408	16,695	16,401
Franchise revenue	1,839	2,197	7,250	6,961
Vending revenue	146	175	583	531
TOTAL SALES	97,729	122,141	402,639	394,085
COSTS AND EXPENSES:
Cost of food	25,723	32,881	106,980	107,051
Payroll and related costs	32,953	39,516	132,960	127,692
Other operating expenses	15,232	20,444	60,961	63,133
Occupancy costs	5,132	6,287	22,374	21,084
Opening costs	99	721	787	2,743
Cost of culinary contract services	3,480	3,976	14,955	14,786
Cost of franchise operations	397	521	1,877	1,668
Depreciation and amortization	4,351	6,800	21,889	21,407
Selling, general and administrative expenses	10,110	12,087	42,422	38,759
Provision for asset impairments and restaurant closings, net	1,233	418	1,442	636
Net loss (gain) on disposition of property and equipment	110	(2,298)	(684)	(3,994)
Total costs and expenses	98,820	121,353	405,963	394,965
INCOME (LOSS) FROM OPERATIONS	(1,091)	788	(3,324)	(880)
Interest income	2	1	4	4
Interest expense	(574)	(713)	(2,247)	(2,337)
Other income, net	188	239	186	521
Income (loss) before income taxes and discontinued operations	(1,475)	315	(5,381)	(2,692)
Provision (benefit) for income taxes	6,314	250	4,875	(1,076)
Income (loss) from continuing operations	(7,789)	65	(10,256)	(1,616)
Loss from discontinued operations, net of income taxes	(13)	(114)	(90)	(458)
NET LOSS	$(7,802)	$(49)	$(10,346)	$(2,074)
Income (loss) per share from continuing operations:
Basic	$(0.27)	$0.00	$(0.35)	$(0.06)
Assuming dilution	$(0.27)	$0.00	$(0.35)	$(0.06)
Loss per share from discontinued operations:
Basic	$(0.00)	$(0.00)	$(0.00)	$(0.01)
Assuming dilution	$(0.00)	$(0.00)	$(0.00)	$(0.01)
Net loss per share:
Basic	$(0.27)	$(0.00)	$(0.35)	$(0.07)
Assuming dilution	$(0.27)	$(0.00)	$(0.35)	$(0.07)
Weighted average shares outstanding:
Basic	29,281	29,050	29,226	28,974
Assuming dilution	29,281	29,121	29,226	28,974

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not total due to rounding.

	Quarter Ended		Year Ended
	August 31, 2016	August 26, 2015	August 31, 2016	August 26, 2015
	(13 weeks)	(16 weeks)	(53 weeks)	(52 weeks)
Restaurant sales	93.9%	94.4%	93.9%	93.9%
Culinary contract services	4.1%	3.6%	4.1%	4.2%
Franchise revenue	1.9%	1.8%	1.8%	1.8%
Vending revenue	0.1%	0.1%	0.1%	0.1%
TOTAL SALES	100.0%	100.0%	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)

Cost of food	28.0%	28.5%	28.3%	28.9%
Payroll and related costs	35.9%	34.3%	35.2%	34.5%
Other operating expenses	16.6%	17.7%	16.1%	17.1%
Occupancy costs	5.6%	5.4%	5.9%	5.7%
Vending revenue	(0.2)%	(0.2)%	(0.2)%	(0.1)%
Store level profit	14.0%	14.2%	14.7%	14.0%

Selling, general and administrative expenses	10.3%	9.9%	10.5%	9.8%
INCOME (LOSS) FROM OPERATIONS	(1.1)%	0.6%	(0.8)%	(0.2)%

Luby’s, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	August 31, 2016	August 26, 2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,339	$1,501
Trade accounts and other receivables, net	5,919	5,175
Food and supply inventories	4,596	4,483
Prepaid expenses	3,147	3,402
Assets related to discontinued operations	1	10
Deferred income taxes	498	577
Total current assets	15,500	15,148
Property held for sale	5,984	4,536
Assets related to discontinued operations	3,629	3,671
Property and equipment, net	192,756	200,202
Intangible assets, net	21,074	22,570
Goodwill	1,605	1,643
Deferred income taxes	8,343	12,917
Other assets	3,334	3,571
Total assets	$252,225	$264,258
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,539	$20,173
Liabilities related to discontinued operations	412	408
Accrued expenses and other liabilities	23,752	23,967
Total current liabilities	41,703	44,548
Credit facility debt	37,000	37,500
Liabilities related to discontinued operations	17	182
Other liabilities	7,752	7,369
Total liabilities	$86,472	$89,599
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 29,440,041 and 29,134,603, respectively; Shares outstanding were 28,940,041 and 28,634,603, respectively	9,421	9,323
Paid-in capital	30,348	29,006
Retained earnings	130,759	141,105
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders’ equity	165,753	174,659
Total liabilities and shareholders’ equity	$252,225	$264,258

Luby’s, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Year Ended
	August 31, 2016	August 26, 2015
	(53 weeks)	(52 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,346)	$(2,074)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for asset impairments and (gains) on property sales	734	(3,385)
Depreciation and amortization	21,906	21,431
Amortization of debt issuance cost	313	204
Share-based compensation expense	1,477	1,514
Tax increase (benefit) on share-based compensation	119	(5)
Deferred tax provision (benefit)	4,707	(1,996)
Cash provided by operating activities before changes in operating assets and liabilities	18,910	15,689
Changes in operating assets and liabilities:
Increase in trade accounts and other receivables	(744)	(1,063)
Decrease (Increase) in food and supply inventories	(616)	1,073
Decrease (Increase) in prepaid expenses and other assets	215	(268)
Decrease in accounts payable, accrued expenses and other liabilities	(3,906)	(5,115)
Net cash provided by operating activities	13,859	10,316
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of assets and property held for sale	4,794	13,278
Repayment of note receivable	17	57
Purchases of property and equipment	(18,253)	(20,378)
Net cash used in investing activities	(13,442)	(7,043)
CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	106,000	108,000
Credit facility repayments	(106,500)	(112,500)
Debt issuance costs	(42)	(255)
Tax increase (benefit) on share-based compensation	(119)	5
Proceeds received on the exercise of employee stock options	82	190
Net cash used in financing activities	(579)	(4,560)
Net decrease in cash and cash equivalents	(162)	(1,287)
Cash and cash equivalents at beginning of period	1,501	2,788
Cash and cash equivalents at end of period	$1,339	$1,501

Although store level profit, defined as restaurant sales plus vending revenue, less cost of food, payroll and related costs, other operating expenses, and occupancy costs is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment.   The following table reconciles between store level profit, a non-GAAP measure to income (loss) from continuing operations, a GAAP measure:

	Quarter Ended		Year Ended
	August 31, 2016	August 26, 2015	August 31, 2016	August 26, 2015
	(13 weeks)	(16 weeks)	(53 weeks)	(52 weeks)
	(In thousands)		(In thousands)
Store level profit	$12,881	$16,408	$55,419	$51,763

Plus:
Sales from culinary contract services	3,969	4,408	16,695	16,401
Sales from franchise operations	1,839	2,197	7,250	6,961

Less:
Opening costs	99	721	787	2,743
Cost of culinary contract services	3,480	3,976	14,955	14,786
Cost of franchise operations	397	521	1,877	1,668
Depreciation and amortization	4,351	6,800	21,889	21,407
Selling, general and administrative expenses(a)	10,110	12,087	42,422	38,759
Provision for asset impairments and restaurant closings, net	1,233	418	1,442	636
Net loss (gain) on disposition of property and equipment	110	(2,298)	(684)	(3,994)
Interest income	(2)	(1)	(4)	(4)
Interest expense	574	713	2,247	2,337
Other income, net	(188)	(239)	(186)	(521)
Provision (benefit) for income taxes	6,314	250	4,875	(1,076)
Income (loss) from continuing operations	$(7,789)	$65	$(10,256)	$(1,616)

(a) Marketing and advertising expense included in Selling, general and administrative expenses was $1.2 million and $0.9 million for the fourth quarter fiscal 2016 and 2015, respectively, and $5.6 million  and $3.2 million for the fiscal year 2016 and 2015 respectively.

Adjusted EBITDA
Adjusted EBITDA is defined as income (loss) from continuing operations before interest, provision (benefit) for income taxes, and depreciation and amortization and excluding net gain (loss) on disposing of property and equipment, provision for asset impairments and restaurant closings, non-cash compensation expense, and other income (expense).
Adjusted EBITDA is intended as a supplemental measure of our performance that is not required by, or presented in accordance with GAAP. We believe Adjusted EBITDA provides useful information to management and investors in valuing the Company and evaluating ongoing operating results and trends and in comparing our results to other competitors. Our management uses Adjusted EBITDA in evaluating management's performance when determining incentive compensation.
Adjusted EBITDA, as defined, may not be comparable to other similarly titled measures as computed by other companies. These measures should be considered supplemental and not a substitute or superior to other GAAP performance measures.

($ thousands)	Quarter Ended		Year Ended
	August 31, 2016	August 26, 2015	August 31, 2016	August 26, 2015
	(13 weeks)	(16 weeks)	(53 weeks)	(52 weeks)
Income (loss) from continuing operations	$(7,789)	$65	$(10,256)	$(1,616)
Depreciation and amortization	4,351	6,800	21,889	21,407
Provision (benefit) for income taxes	6,314	250	4,875	(1,076)
Interest expense	574	713	2,247	2,337
Interest income	(2)	(1)	(4)	(4)
Other income, net	(188)	(239)	(186)	(521)
Net loss (gain) on disposition of property and equipment	110	(2,298)	(684)	(3,994)
Provision for asset impairments and restaurant closings, net	1,233	418	1,442	636
Non-cash compensation expense	607	448	1,677	991
Adjusted EBITDA	$5,210	$6,156	$21,000	$18,160